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                                                             EXHIBIT 99(a)(5)(i)

                             Grubb & Ellis Company

                       Offer to Purchase for Cash up to
                     7,000,000 Shares of its Common Stock
                    at a Purchase Price of $7.00 Per Share

 The offer, proration period and withdrawal rights will expire at 5:00 p.m.,
     New York City time, on Wednesday, January 17, 2001, unless the offer is extended.


                                                              December 15, 2000

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase, dated December 15, 2000, and the related Letter of Transmittal in connection with the offer by Grubb & Ellis Company ("Grubb & Ellis"), a Delaware corporation, to purchase shares of its common stock, $0.01 par value. Grubb & Ellis is offering to purchase up to 7,000,000 shares at a price of $7.00 per share, net to the seller in cash, without interest.

   Grubb & Ellis' offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer.

   The number of shares to be purchased by Grubb & Ellis includes shares that may be tendered upon conditional exercise of vested stock options with an exercise price of less than $7.00 per share ("Option Shares"), as described in
Section 3 of the Offer to Purchase. As used in the Offer to Purchase, unless otherwise noted, the term shares includes Option Shares.

   Only shares properly tendered and not properly withdrawn will be purchased. Since certain stockholders have indicated that they intend to tender an aggregate of more than 7,000,000 shares, it is expected that tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for "odd lots" which will be purchased on a priority basis. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date (as defined in Section 1 of the Offer to Purchase).

   Grubb & Ellis reserves the right, in its sole discretion, to purchase more than 7,000,000 shares pursuant to the offer.

   This offer is not conditioned on any minimum number of shares being tendered. However, this offer is subject to other conditions, including Grubb & Ellis having obtained sufficient financing to purchase shares pursuant to the offer and to pay related fees and expenses.

   If at the expiration of the offer more than 7,000,000 shares, or any greater number of shares as Grubb & Ellis may elect to purchase, are properly tendered and not properly withdrawn, Grubb & Ellis will buy shares first from any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in the ESPP or in the 401(k)
Plan) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, who properly tender all their shares, and then on a pro rata basis from all other stockholders who properly tender shares at prices, subject to the conditional tender provisions.

   A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

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   Accordingly, we request instructions as to whether you wish to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions of the offer.

   Please note the following:

  1. Shares may be tendered at a price of $7.00 per share, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

  2. The offer is not conditioned on any minimum number of shares being tendered. However, the offer is subject to other conditions described in the Offer to Purchase, including Grubb & Ellis having obtained sufficient financing to purchase shares pursuant to the offer and to pay related fees and expenses.

  3. The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, January 17, 2000, unless the offer is extended.

  4. The offer is for 7,000,000 shares, constituting approximately 33% of the shares outstanding (including the 855,305 Options Shares, and 348,541 shares issuable upon exercise of warrants that are expected to be tendered) on December 8, 2000.

  5. None of Grubb & Ellis, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company's reasons for making the offer. Certain major stockholders, directors and officers of Grubb & Ellis have indicated that they intend to tender, in the aggregate, approximately 15,584,149 shares beneficially owned by them (including shares underlying certain exercisable warrants and options).

  6. The purchase price will be paid net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by Grubb & Ellis in the offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary.

   Grubb & Ellis will, upon the terms and subject to the conditions of the offer, accept all your shares for purchase if:

  . you owned beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in the ESPP or in the 401(k)
     Plan);

  . you instruct us to tender on your behalf all your shares before the Expiration Date; and

  .  you complete the section entitled "Odd Lots" in the attached Instruction
     Form.

   If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares, all your shares will be tendered unless otherwise indicated on the attached Instruction Form.

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   Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

   If, as expected, more than 7,000,000 shares (or a greater number of shares as Grubb & Ellis may elect to purchase) have been properly tendered and not properly withdrawn before the Expiration Date, Grubb & Ellis will purchase properly tendered shares on the basis set forth below:

  . First, Grubb & Ellis will purchase all shares tendered by any Odd Lot Holder who:

    (1) tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

    (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  . Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
     Section 6 of the Offer to Purchase, Grubb & Ellis will purchase all other shares tendered on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described in the Offer to Purchase.

   The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Grubb & Ellis. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Grubb & Ellis residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

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          Instructions For Tender of Shares of Grubb & Ellis Company

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 15, 2000, and the related Letter of Transmittal in connection with the offer by Grubb & Ellis Company, a Delaware corporation, to purchase shares of its common stock, $0.01 par value. Grubb & Ellis is offering to purchase up to 7,000,000 shares at a price of $7.00 per share, net to the seller in cash, without interest. Grubb & Ellis' offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer.

   This will instruct you to tender to Grubb & Ellis, on (our) (my) behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions of the offer.

   Number of shares to be tendered:        shares.*

                                   ODD LOTS

 [_]By checking this box, the undersigned represents that the undersigned is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered.


                              CONDITIONAL TENDER

    A tendering stockholder may condition his or her tender of shares upon Grubb & Ellis purchasing a specified minimum number of the shares tendered, all as described in the Offer to Purchase, particularly in
 Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by Grubb & Ellis pursuant to the terms of the offer, none of the shares tendered by you will be purchased. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

 [_]Minimum number of shares that must be purchased, if any are purchased:
           shares.

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* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

   The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE:

Signature(s): _________________________________________________________________

Print Name(s): ________________________________________________________________

Address(es): __________________________________________________________________

Area Code and Telephone Number: _______________________________________________

Taxpayer Identification or Social Security Number: ____________________________

Date: _________________________

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